As filed with the Securities and Exchange Commission on July 16, 2007
Registration Statement No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
IDLEAIRE TECHNOLOGIES CORPORATION
(Exact name of issuer as specified in its charter)

Delaware (State of Incorporation)	62-1829384 (I.R.S. Employer Identification No.)

410 N. Cedar Bluff Road, Suite 200, Knoxville, TN (Address of Principal Executive Offices)	37923 (Zip Code)
IDLEAIRE TECHNOLOGIES CORPORATION
SECOND AMENDED AND RESTATED
2000 INCENTIVE STOCK PLAN
(Full title of the Plan)
Michael C. Crabtree
President and Chief Executive Officer
410 N. Cedar Bluff Road
Suite 200
Knoxville, TN 37923
(Name and address of agent for service)
(865) 437-3600
(Telephone number, including area code, of agent for service)

with copies to:
Jane K. P. Tam
Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, VA 22102
(703) 720-8600
Calculation of Registration Fee

			Proposed
		Proposed	Maximum
	Amount Being	Maximum Offering	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Price Per Share(2)	Price(2)	Registration Fee
Common Stock, $0.001 per share	4,627,876 Shares	$1.73 (2)	$8,006,225 (2)	$245.80
Common Stock, $0.001 per share	15,372,124 Shares	$5.00 (3)	$76,860,620 (3)	$2,359.62
Total	20,000,000 Shares			$2,605.50

(1)	The number of shares of common stock, par value $0.0001 per share (the “Common Stock”), stated above consists of the aggregate number of issued and outstanding options and the aggregate number of remaining authorized shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the IdleAire Technologies Corporation Second Amended and Restated 2000 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of IdleAire Technologies Corporation.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price for issued and outstanding options to purchase a total of 4,627,876 shares.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and the Manual of Publicly Available Telephone Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance, March 1999 Interim Supplement, solely for the purpose of calculating the registration fee on the basis of a good faith estimate (based on the last sale price of our equity securities) of the value of the remaining 15,372,124 authorized shares that may be issued, as the Company has no active trading market and had a negative book value per share on July 13, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     IdleAire Technologies Corporation (the “Company”) hereby incorporates into this Registration Statement by reference the following documents filed with the Securities and Exchange Commission (the “Commission”) (File No. 000-51966):
     (a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Commission on April 2, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934 as amended (the “Securities Exchange Act”);
     (b) The Company’s Quarterly Report for the quarter ended March 31, 2007 on Form 10-QSB filed with the Commission on May 15, 2007;
     (c) The Company’s Current Reports on Form 8-K filed with the Commission on April 4, 2007; April 16, 2007; May 14, 2007; and June 28, 2007; and
     (d) The description of the Common Stock of the Company contained in the registration statement filed by the Company under the Securities Exchange Act, including any amendment or report file for the purpose of updating such description.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The validity of the shares of Common Stock being registered pursuant to this Registration Statement has been passed upon by our General Counsel, Mr. James H. Price.
ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS
     The Bylaws of the Company provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company shall indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Company.

     Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnify for such expenses.
     The Company has entered into indemnity agreements with each of its directors that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceedings, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director of the Company, provided such person acted in good faith and in a manner of such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event for indemnification thereunder.
     At present, there is no pending litigation or proceeding involving a director or executive officer of the registrant as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.
     The Company has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 8. EXHIBITS

3.1.1*	Amended and Restated Certificate of Incorporation of the Company, dated May 7, 2002

3.1.2*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of IdleAire Technologies Corporation, dated December 30, 2002

3.1.3*	First Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated November 11, 2003

3.1.4*	First Amendment to Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 11, 2003

3.1.5*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series B Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 11, 2003

3.1.6*	First Amendment to Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series B Convertible Preferred Stock of IdleAire Technologies Corporation, dated October 29, 2004

3.1.7*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series C Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 3, 2004

3.1.8*	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated December 21, 2005

3.1.9*	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated January 20, 2006

3.2*	Bylaws of IdleAire Technologies Corporation

5.1	Opinion of James H. Price, Senior Vice President and General Counsel of the Company

10.1**	IdleAire Technologies Corporation Second Amended and Restated 2000 Incentive Stock Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of James H. Price (included in Exhibit 5.1)

*	- Previously Filed as exhibits to the registration statement on Form 10-SB filed with the SEC on May 2, 2006.

**	- Previously Filed as exhibits to the Company’s Annual Report on Form 10-KSB filed with the SEC on April 2, 2007.
ITEM 9. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being, made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee on the 16th day of July, 2007.

IDLEAIRE TECHNOLOGIES CORPORATION
By:	/s/ Michael C. Crabtree
Michael C. Crabtree
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Paul W. Boyd and James H. Price and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on July 16, 2007.

/s/ Michael C. Crabtree Michael C. Crabtree
Chairman of the Board, President
and Chief Executive Officer

/s/ Paul W. Boyd Paul W. Boyd
Chief Financial Officer and Treasurer

/s/ James H. Price James H. Price
Senior Vice President, General Counsel And Director

/s/ Tom Badgett Tom Badgett
Chief Information Officer and Director

/s/ David Everhart David Everhart
Director

/s/ Lana Batts Lana Batts
Director

/s/ Lewis Frazer III Lewis Frazer III
Director

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1.1*	Amended and Restated Certificate of Incorporation of the Company, dated May 7, 2002

3.1.2*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of IdleAire Technologies Corporation, dated December 30, 2002

3.1.3*	First Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated November 11, 2003

3.1.4*	First Amendment to Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 11, 2003

3.1.5*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series B Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 11, 2003

3.1.6*	First Amendment to Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series B Convertible Preferred Stock of IdleAire Technologies Corporation, dated October 29, 2004

3.1.7*	Certificate of Designation of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series C Convertible Preferred Stock of IdleAire Technologies Corporation, dated November 3, 2004

3.1.8*	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated December 21, 2005

3.1.9*	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation, dated January 20, 2006

3.2*	Bylaws of IdleAire Technologies Corporation

5.1	Opinion of James H. Price, Senior Vice President and General Counsel of the Company

10.1**	IdleAire Technologies Corporation Second Amended and Restated 2000 Incentive Stock Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of James H. Price (included in Exhibit 5.1)

*	- Previously Filed as exhibits to the registration statement on Form 10-SB filed with the SEC on May 2, 2006.

**	- Previously Filed as exhibits to the Company’s Annual Report on Form 10-KSB filed with the SEC on April 2, 2007.